Exhibit 99
November 10, 2025

Summary Points:
•In the first 100 days, we have taken significant steps to align our business around our North Star priorities: 1) investing in our growth businesses anchored by our creative engines and exceptional storytelling; 2) scaling our direct-to-consumer business globally; and, 3) driving efficiency enterprise-wide with a focus on long-term free cash flow generation.
•We have taken early but meaningful steps towards advancing these priorities, including: key leadership hires, high-impact partnerships, increased investment in our studios, and driving efficiency across the organization.
•True to our mission as a creative company, we are committed to increasing our creative output with more high-quality films, TV series, sports, news, and games to growing audiences worldwide.
•We are investing significantly in our DTC business, our top priority – both content and critical back-end tech upgrades – to quickly reach scale in engagement, which will drive subscribers, revenue, and profit, with a more balanced, year-round programming strategy and a focus on profitable growth. On a full-year basis, we expect DTC to be profitable in 2025 with growth in profitability in 2026.
•For 2026, we expect total revenue of $30 billion, led by a healthy acceleration in DTC revenue with global profitability. We expect 2026 adj. OIBDA1 of $3.5 billion and are increasing our run-rate efficiency target from $2 billion to at least $3 billion.

Fellow shareholders,
Nearly 100 days have passed since we launched the new Paramount, and we are pleased with the progress to date. Our goal in bringing together Paramount and Skydance was to honor a company with over a century of storied history and profound cultural impact, while transforming it for the future through investments in exceptional storytelling, innovative technology, and strategic growth opportunities that will shape the next era of entertainment. Today, we are confident we are on the right path – taking the necessary steps to build a stronger, more enduring company for the future.

Our conviction stems in large part from owning an extraordinary portfolio of world-class brands and assets, including Paramount Pictures, Paramount Television Studios, CBS Television Network, CBS Studios, CBS News, CBS Sports, TV Stations and Syndication, Paramount+, Pluto TV, Nickelodeon, MTV,
1 Non-GAAP measures are detailed in the Supplemental Disclosures at the end of this letter.

BET, Comedy Central, Showtime, and Skydance’s Animation, Film, Television, Interactive/Games, and Sports divisions. This diverse and powerful lineup uniquely positions us to drive future growth and engage expanding audiences around the globe.

It also gives us the scale, diversity, and reach needed to thrive amid disruption. Our industry is undergoing a generational transformation, and at Paramount, we are determined not only to adapt, but to lead – competing with the best in media and entertainment. Our vision is to transform Paramount into the global home of world-class storytelling, powered by one of the industry’s most storied studios, the leading broadcast network, and a global, scaled streaming platform that delivers must-watch programming to audiences everywhere. To achieve this, we must ensure our organization is built to operate at its full potential – equipped with the right tools, resources, and talent, and focused on driving sustainable, long-term growth.

With this in mind, on Day 1 we identified our North Star priorities – areas where we see the greatest opportunity to invest, innovate, and drive meaningful progress:
•Investing in our growth businesses anchored by our creative engines and exceptional storytelling
•Scaling our direct-to-consumer business globally
•Driving efficiency enterprise-wide with a focus on long-term free cash flow generation
Over the past three months, we have taken early but meaningful steps to advance these priorities – making key leadership hires, pursuing high-impact partnerships to deliver even more exceptional stories, sports, and news to our audiences, expanding our world-class roster of creative talent, reigniting performance across our studios, maximizing the value of our highly profitable CBS portfolio, and streamlining overlapping functions to drive efficiency across the organization. Through it all, we’ve stayed true to our guiding purpose: storytelling.

Supercharging Our Creative Engine
At Paramount, we are – and always will be – a creative company. Storytelling remains the heart and soul of everything we do. Our mission is to entertain audiences around the world with the best films, television series, sports, news, and games, and we’re committed to continuing to invest boldly in this core strength.

This starts with talent. We’re proud to have a best-in-class roster of creative talent, both in front of and behind the camera. Recent highlights include our five-year exclusive deal with Matt Stone and Trey Parker, co-creators of South Park – the top acquisition driver on Paramount+ in Q3; a four-year exclusive pact with the Duffer Brothers, the duo behind the global phenomenon Stranger Things, that includes feature films, television, and streaming projects starting in 2026; an overall film deal with five-time Oscar-nominated filmmaker James Mangold; a first-look television deal with Jessica Biel and Michelle Purple’s Iron Ocean Productions; a renewed partnership with The Conjuring franchise’s Walter Hamada; as well as a new horror/thriller label for Paramount Pictures in collaboration with Weapons producers J.D. Lifshitz and Raphael Margules of BoulderLight Pictures.

We also signed a landmark film partnership with Activision to produce Call of Duty, one of the most successful video games of all time – uniting legendary director Peter Berg with visionary writer and creator Taylor Sheridan. While our contract with Sheridan will conclude at the end of 2028, we look forward to continuing our strong partnership over the next several years.
We’ve also taken important steps to streamline our studio and distribution operations under unified leadership. We merged Showtime/MTV Entertainment Studios, Nickelodeon Live Action, and Skydance Television to form the revitalized Paramount Television Studios. In parallel, our media networks have been restructured under one leadership team to combine CBS’s prolific broadcast and studios business across entertainment, sports, and news with iconic cable brands and platforms such as BET, Comedy Central, MTV, and Nickelodeon. Both changes were made with the goal of achieving greater alignment across leadership, resource allocation and efficiency, and creative focus.

Additionally, we are taking decisive steps to reinvigorate performance across our studios, particularly within Paramount Pictures. Our 2025 film slate has underperformed, with most titles expected to miss their lifetime profit targets. This presents an opportunity to recalibrate, and we are focused on making the necessary improvements to our future slate. At the same time, we plan to grow our theatrical output to at least 15 films annually beginning in 2026. While this rebuilding process will take time, we are confident that our strategy positions us to deliver quality films that will resonate with audiences worldwide and drive sustainable growth.

Beyond our theatrical initiatives, we anticipate a significant expansion of our total television studio output over the coming years, encompassing titles to be distributed both on our own platforms and licensed to third-parties. We’re complementing this strategy with partnerships that expand our reach – including our seven-year exclusive media rights deal with the UFC and our landmark agreement with Zuffa Boxing. Both are highly complementary to our existing sports portfolio. Our expansive UFC media rights partnership represents a once-in-a-decade opportunity to become the exclusive home of a major global sport – the most popular sport available through a single distributor – with marquee events every month, across the US, Latin America, and Australia.

As we expand our leadership in live sports, we’re also reinforcing the foundation of our linear television business – where CBS continues to be a key driver of revenue growth and profitability.

CBS is a flagship asset for Paramount, and we’re incredibly pleased with the continued strong performance of the entertainment, sports, and news businesses – both on CBS and Paramount+. While the overall linear ecosystem faces persistent structural headwinds, CBS continues to perform well, powered by an amazing line-up that includes: Tracker, NCIS, Boston Blue, Matlock, 60 Minutes, Survivor, and CBS Sunday Morning, and CBS Sports’ best-in-class offerings, including the NFL, March Madness, UEFA Champions League, the PGA Tour, The Masters, The PGA Championship, the NWSL, and more.

Of note, the NFL on CBS had its best October in a decade, averaging more than 19 million viewers2. And November is off to a strong start as well, including the highly anticipated November 2nd match-up between the Kansas City Chiefs and the Buffalo Bills drawing 31 million viewers and earning Paramount+ its most-streamed game of the 2025 season and the 3rd most-streamed regular season game in the platform’s history. Season to date, the NFL on CBS has had its best viewership since the NFL returned to CBS in 1998 – and we expect strong numbers going forward with CBS Sports set to broadcast the Thanksgiving Day late afternoon matchup – traditionally the most-watched regular
2 CBS viewership statistics per Nielsen

season game of the year – featuring two of the NFL’s biggest teams, the Chiefs and the Cowboys. To round out the season, we’ll have a full slate of NFL playoffs highlighted by the AFC Championship Game on CBS and Paramount+.

On the news side, we are proud to steward one of the world’s most iconic and trusted news organizations, CBS News. Our mission is clear: to uphold this global platform as a place where people can engage with facts, gain understanding, and seek open exchange. To further this vision, we acquired The Free Press, a leading digital news organization co-founded by Bari Weiss, who now serves as editor-in-chief of CBS News. We are confident that, in the years ahead, CBS News and The Free Press will reach even broader audiences and set the standard for trusted, principled journalism, while redefining how CBS News connects and engages with audiences.

Finally, as we’ve emphasized since day one, empowering our creative partners through technology remains a central focus. This commitment is embodied in some of the recent hires we’ve made – executives from leading technology companies with proven track records scaling businesses and driving transformation. As we form our roadmap for priority areas across production, we see an incredible opportunity in front of us to integrate innovation thoughtfully and responsibly across the business. As we do this, we will always put creators first as we look to enable our partners with the best tools and technology. For us, technology will always serve art – never the other way around.

Through these initiatives and investments, our goal is clear: to empower our creative teams to deliver more high-quality films, television, sports, news, and games to growing audiences worldwide – in ways that are more aligned, efficient, and performance-driven – while continuing to invest strategically in areas where we see meaningful opportunities for growth.

Scaling Our Streaming Services
Among these opportunities, our direct-to-consumer business is our top priority, with exceptional storytelling continuing to be the single greatest driver of subscriber growth and loyalty. In line with this focus, we are increasing our investment in quality, exclusive programming across our streaming platforms. This includes new seasons of some of our most popular series, including season 3 of Tulsa King, which is the most-watched title on Paramount+ worldwide so far in Q4. Mayor of Kingstown launched its fourth season in late October, and the highly anticipated second season of Landman will premiere globally on Sunday, November 16. We also recently announced renewals of hit series Dexter: Resurrection as well as the highly anticipated final seasons of fan favorites Yellowjackets and The Chai.

We also recognize that live sports are a powerful engine for regular engagement – addressing new audiences, increasing retention, and supporting monetization over time. It is this belief that underpins our long-term media rights agreements with the UFC – one of the fastest growing sports with over 100 million domestic fans, Zuffa Boxing, and the Professional Bull Riders’ premier tour, Unleash the Beast, starting in the 2026 season.

We’re especially excited about our plans for the UFC, whose schedule of monthly marquee events will enable us to deliver a year-round lineup of live sports, driving stronger subscriber engagement and retention following CBS Sports’ major events. Additionally, by removing the secondary pay-per-view paywall – historically a key barrier for UFC fans – we’re making these premium events available to every Paramount+ subscriber at no additional cost. We’re excited to deliver this exceptional value, with the cost of an annual subscription to Paramount+ being less than just one UFC pay-per-view event under prior distribution. We’re confident that greater accessibility will lead to significant incremental subscriber growth and greater engagement across our platform, creating long-term value for both us and the UFC.

Of course, live sports are just one part of how we engage audiences. To keep Paramount+ fresh and compelling, our studios will continue to drive original content, while we expand third-party licensing for both Originals and catalog, refreshing our library more regularly.

This approach is designed to deepen viewer engagement and strengthen retention. At the same time, we are investing in a more balanced, year-round programming strategy for our streaming slate. This includes establishing an Originals launch calendar with tentpole releases spread across the year, moving away from the historical concentration around the sports season and year-end surge, which has previously led to uneven engagement.

Our ongoing investments in Paramount+ are enhancing the value we deliver to consumers. To support this continued investment, we plan to implement price increases in the US early in the first quarter of 2026, and we recently announced upcoming price adjustments in Canada and Australia. These changes will fuel continued reinvestment in the user experience and deliver an even stronger slate of programming for our customers in the year ahead and beyond.

In addition to delivering a bigger, better slate to Paramount+, we’re sharpening our focus on optimizing our distribution strategy for long-term revenue and profitability. While we remain committed to achieving scale from a subscriber perspective, we will prioritize quality growth that delivers strong returns. This includes shifting away from certain hard bundles and low-margin subscriptions, reducing investment in select international markets without a clear path to sufficient scale, retiring free trials, and reviewing discount practices. Our goal is to build a large, loyal, and profitable subscriber base, ensuring we optimize growth, long-term business value, and support future investments through sound economic decisions.

Under our new leadership, we’ve also reorganized Paramount’s streaming operations to bring greater alignment between our global and regional teams. This structure enables faster decision-making, more agile execution, and a cohesive content and distribution strategy across all markets. We’re also ramping our investment in local content in key regions – including Latin America, Canada, and parts of EMEA – where we see significant growth potential.

Finally, we are making critical upgrades to the backend of our streaming platforms, beginning with the implementation of a unified technology stack for both Paramount+ and Pluto TV which will significantly enhance performance, elevate the consumer experience, and drive meaningful cost efficiencies. At the same time, we are exploring how to best build and deploy AI across personalization and recommendations, enabling smarter and more satisfying experiences for audiences while fueling continued innovation across the business.

Driving Efficiency and Optimizing Investment Enterprise-wide
Our third North Star priority is to enhance efficiency and optimize investment across the enterprise, ensuring disciplined resource allocation that generates long-term, sustainable value – with particular emphasis on generating sustainable free cash flow over the long-term. This approach involves making strategic investments in our businesses based on the size of their future opportunities. For instance, in streaming, we will invest more resources to support future growth, while in some areas of our linear business, investment decisions will be focused on optimizing cash flow.

Since the transaction closed, we have been hard at work validating our pre-close plans – confirming both the investments we intended to make and the efficiencies we expected to capture across the organization. As anticipated, some areas have exceeded expectations, while others require additional attention and focus.

One example is our digital advertising business, which has not yet reached the growth potential we know it can achieve, despite a significant increase in time spent, including on Pluto TV, where engagement continues to grow while lagging other FAST services in the market. To accelerate progress, we have partnered with IPG and Publicis across both ad sales and media buying. We are confident these partnerships will position us for meaningful growth as we continue to strengthen our product and refine our go-to-market strategy.

Additionally, the opportunity to drive additional cost efficiencies has exceeded our expectations. Through disciplined cost management and targeted investments in areas with the highest potential, we are strengthening the business and positioning it for sustainable, long-term success.

Company-wide Workstreams
These and other ongoing efforts feed into our transformation plan, anchored by four enterprise-wide workstreams focused on unlocking Paramount’s full potential.

The first workstream is making technology a core competency of the company. This will require evolving our culture to embrace a test-and-learn mindset – encouraging experimentation, enabling data-informed decisions, and continuously learning from outcomes. The reality is the pace of our experimentation has slowed in recent quarters due to competing priorities, even as we aim to accelerate innovation. We expect to quickly reverse this trend by prioritizing the critical role of technology across our organization.

At the same time, we are advancing several innovation initiatives, including: a converged back-end platform for our streaming services by the middle of 2026, unifying the company under a single ERP system by early 2027, and leveraging the full scale of our business to optimize cloud computing spend. These initiatives make sense financially and accelerate our ability to productize future innovations including better user experiences, recommendation engines to power search and discovery, and a reimagined digital ads product.

The second workstream is enhancing industrial efficiency and scalability across our operations. Central to this effort is the launch of Global Operations, a new enterprise function that unites Global Business Services, procurement, real estate and facilities, security, and other key functions. The goal is to unlock value, drive efficiency, and strengthen our operating foundation as One Paramount. While similar capabilities are common in other industries, they are rare in ours – especially at the scale and scope we’re envisioning. This initiative will be a core advantage for the company for years to come.

Our Global Business Services organization is consolidating many corporate and business units' activities into end-to-end processes that will be optimized through automation, AI, and a global delivery footprint. Of note, our real estate and facilities organization is implementing a robust enterprise-wide plan to optimize our footprint to unify teams – enabling creative excellence, operational effectiveness, and efficient space utilization as we focus on consolidating our owned facilities, where appropriate.

The third workstream is unifying the organization under clear, cohesive leadership. By consolidating core functions where it adds the most value, we eliminate redundancies and foster stronger collaboration across teams. We are reorganizing the company into three business units – Studios, DTC, and TV Media – streamlining operations and breaking down silos. This structure ensures that decisions are made in the best interest of Paramount overall, enabling faster, more effective choices and keeping us agile and aligned with our vision.

The fourth workstream is optimizing our workforce for the future. This represents the culmination of our broader transformation efforts. At the end of October, as part of our commitment to building a more efficient and effectively structured organization, we implemented a significant workforce reduction, impacting approximately 1,000 employees across the company. These were difficult but necessary decisions, and we remain deeply grateful for the meaningful contributions of those impacted.

As part of our broader organizational transformation, we have taken deliberate steps to flatten our structure and enhance agility. Approximately one-quarter of our senior vice presidents and above were impacted by the workforce reduction, enabling us to streamline decision-making and reduce the friction that can prevent great ideas from advancing. By optimizing our leadership layers and overall talent base, we are now better positioned to align resources with our strategic priorities and invest boldly in areas with the greatest long-term potential.

To further unlock Paramount’s full potential and create a more connected, agile organization, we also introduced a phased return-to-office plan beginning in January 2026. Under this plan, employees will transition to being in the office full-time, five days a week. In Phase 1, employees in our LA and NY offices, at the VP level and below, were offered the option of a voluntary severance package if they are unable or unwilling to return to the office full time, and approximately 600 employees chose this option.

In addition to these four enterprise-wide workstreams, we are conducting a comprehensive strategic review of our assets to ensure continued focus on our three North Star priorities. As part of this review, we have divested Televisión Federal, or Telefe, in Argentina, which operates TV stations in Buenos Aires and other domestic markets and maintains distribution agreements with FTA and Pay-TV operators across Argentina and select international regions. Likewise, we are in the process of divesting Chilevision in Chile, which we expect to complete in the first quarter of 2026. These divestitures, identified as non-core to our future growth, will streamline operations and reduce our workforce by approximately 1,600 additional employees.

Transformation Savings
Collectively, these actions – along with additional structural efficiencies still to come – reinforce our confidence in achieving at least $3 billion in run‑rate efficiencies, representing an increase of at least $1 billion over our original target outlined at the time of the deal announcement in 2024.

Of the anticipated $3 billion plus in total efficiencies, more than $1.4 billion in run-rate savings will have been executed between the deal announcement and the end of this year, with an additional $1 billion plus in run-rate actions planned for 2026. We expect to complete our transformation program by the end of 2027. Achieving these efficiencies will require targeted one-time investments, estimated at approximately $800 million in 2026 and between $400 and $500 million in 2027.

While streamlining the business, we recognize that growth cannot be achieved through cost-cutting. Accordingly, a portion of the savings generated through our transformation program will be reinvested in growth investments across programming, technology, and strategic partnerships. At the same time, we will rigorously evaluate other areas of spend to maximize margins and drive strong free cash flow generation. To this end, we expect to make incremental programming investments in 2026 in excess of $1.5 billion, which include our DTC investments in the UFC, Paramount+ Originals, and third-party catalog licensing and the ramp in our film slate.

Q3 Results and Q4 and 2026 Outlook
Below we discuss our Q3 results and our outlook for Q4 and 2026. Due to reporting requirements associated with our transaction, our Q3 results and cash flows are reported separately for the period July 1 through deal closing on August 6, 2025, and the post close period August 7 through September 30, 2025.

A summary of Q3 results and our Q4 and 2026 outlook are below:

Q3 2025 Results	Predecessor					Successor
$ in millions, except per					Period From	Period From
share amounts	Q3’24	Q4’24	Q1’25	Q2’25	7/1/25 - 8/6/25	8/7/25 - 9/30/25	Q4’25 Forecast	2026 Forecast

Direct-to-Consumer	$1,860	$2,013	$2,044	$2,160	$883	$1,284
Y/Y Growth (%)	10%	8%	9%	15%
TV Media	4,298	4,979	4,538	4,011	1,428	2,368
Y/Y Growth (%)	(6)%	(4)%	(13)%	(6)%
Filmed Entertainment	590	1,081	627	690	276	480
Y/Y Growth (%)	(34)%	67%	4%	2%
Eliminations	(17)	(89)	(17)	(12)	(6)	(11)
Total Revenue	$6,731	$7,984	$7,192	$6,849	$2,581	$4,121	$8,100 - $8,300	$30,000
Y/Y Growth (%)	(6)%	5%	(6)%	1%
Operating Income (Loss)	$337	$129	$550	$399	$80	$244
Operating Margin (%)	5.0%	1.6%	7.6%	5.8%	3.1%	5.9%
Net Earnings (Loss)	$1	$(224)	$152	$57	$(244)	$(13)
Diluted EPS (1)	$—	$(.33)	$.22	$.08	$(.36)	$(.01)

Adjusted OIBDA	$858	$406	$688	$824	$297	$655	$500 - $600	$3,500
Adj. OIBDA Margin (%)	12.7%	5.1%	9.6%	12.0%	11.5%	15.9%	6.7%	11.7%

Net Cash Provided by Operating Activities	$265	$168	$180	$159	$(175)	$268
Free Cash Flow	$214	$56	$123	$114	$(207)	$222
Shares Outstanding (2)	670	669	678	680	675	1,098

Paramount+ Revenue	$1,428	$1,564	$1,686	$1,771	$709	$1,060
Y/Y Growth (%)	25%	16%	16%	23%
Paramount+ Subscribers	71.9	77.5	79.0	77.7		79.1
Y/Y Growth (%)	13%	15%	11%	14%
Note: (1) Diluted EPS from continuing operations attributable to Paramount or Paramount Skydance; (2) weighted average number of diluted shares outstanding

In the discussion of financial results, we discuss revenue on a pro forma basis in Q3, which can be found beginning on page 15. We discuss profitability for the periods before (“predecessor”) and after (“successor”) the transaction close (subsequently pre-close and post-close) separately in accordance with the financial reporting requirements for our transaction. Additional supplemental information is also available on our IR website.

In Q3, total revenue on a pro forma basis of $6.7 billion was flat versus predecessor revenue of $6.7 billion in Q3’24. Breakdown by segment:
•Revenue in our DTC business increased by 17% year-over-year, driven by a 24% increase in Paramount+ revenue, which accounts for over 80% of our DTC business. Paramount+ subscribers and ARPU3 were similar contributors to revenue growth, with 10% and 11% year-over-year growth, respectively. DTC revenue from non-Paramount+ sources, primarily Pluto, underperformed the growth of Paramount+, primarily due to lower sell out rates.
•In TV Media, revenue declined -12% year-over-year. Results were driven by advertising declines of -12%, including an eight percentage point headwind from political spending and from the comparison to the recognition in 2024 of revenue that had been previously underreported by an international sales partner; a decline in affiliate revenue of -7% year-over-year was due to a decline in pay TV subscriber volume; along with licensing and other declines of -22% year-over-year due to the timing of content delivery.
•Filmed Entertainment pro forma revenue increased 30% year-over-year versus predecessor Q3’24 revenue, primarily due to the consolidation of Skydance licensing and other revenue.

Operating income was $80 million (3% margin) pre-close and $244 million (6% margin) post-close4. Adj. OIBDA was $297 million (12% margin) and $655 million (16% margin) in the same periods. By segment:
•DTC adj. OIBDA was $105 million (12% margin) and $235 million (18% margin) in the pre-close and post-close periods, respectively. Our results reflect continued revenue growth and efficiency for Paramount+ in addition to a content expense benefit from reductions in content assets resulting from the change in accounting basis resulting from the merger.
•TV Media adj. OIBDA was $282 million (20% margin) and $540M (23% margin) in the same periods. Broad-based cost management supported our margin results in the periods.
•Filmed Entertainment adj. OIBDA was -$36 million (-13% margin) and -$13 million (-3% margin) in the pre-close and post-close periods, respectively. Performance was below our expectations primarily due to the performance of the in-quarter film slate.

Cash flow from operations was -$175 million and $268 million in the pre-close and post-close periods, respectively. Free cash flow was -$207 million and $222 million in the same periods. This included payments for restructuring, transaction-related items, and transformation initiatives of $228 million and $81 million, respectively.

In Q4’25, we expect total revenue of $8.1 billion to $8.3 billion or 1%-4% growth year-over-year versus Q4’24 for the predecessor company led by strength in DTC, partially offset by declines in TV Media and Filmed Entertainment. We expect adj. OIBDA of $500 million to $600 million, or a 6.7% margin at the midpoint. We anticipate transformation costs of several hundred million in Q4, which will impact our Q4 reported free cash flow. Additionally, we expect to recognize a restructuring charge of approximately $500 million in Q4 in our reported statement of operations as part of our realignment and transformation.
3 We calculate average revenue per subscriber (“ARPU”) as total Paramount+ revenues during the applicable period divided by the average of Paramount+ subscribers at the beginning and end of the period, further divided by the number of months in the period.
4 As noted in the financial table above, the predecessor period reflects July 1 to August 6, 2025, and the successor period reflects results from August 7 to September 30, 2025.

For our Q4 forecast for Paramount+, we expect a similar year-over-year increase in ARPU with positive net adds below the level in Q3 due to the termination of two low-ARPU international hard bundles as we work to optimize our distribution strategy and maximize long term revenue, as noted above. For DTC profitability in Q4, we expect adj. OIBDA losses on an absolute basis due to seasonally-weighted content costs. On a full-year basis, we expect DTC to be profitable in 2025.

As a note on subscriber reporting, starting in Q4’25, we will count only paid Paramount+ subscribers in our reported figures instead of including those on free trials, as we do currently. At the end of Q3, free trial subscribers totaled 1.2 million.

For 2026, we expect total revenue of $30 billion, or 4% growth year-over-year versus the midpoint of our 2025 forecast, led by a healthy acceleration in DTC revenue. In DTC, we expect a strong increase in Paramount+ ARPU as a result of our upcoming price change and beneficial mix shift within our subscriber base, driven in part by optimizing our distribution strategy as we expect to terminate additional international hard bundles in 2026.

We expect our strong DTC revenue growth to be partially offset by declines in TV Media affiliate and advertising with continued headwinds from the pay TV industry on affiliate revenue and lower advertising revenue year-over-year. For linear advertising, we expect a more moderate decline versus 2025 including the combined effects of expected political spending in 2026, our new ad agency partnerships, and the sale of Telefe and the planned sale of Chilevision. In Filmed Entertainment, we expect theatrical revenue to be down year-over-year as we work to recalibrate our film slate and as we compare against Mission: Impossible – The Final Reckoning in 2025.

For 2026, we expect adj. OIBDA of $3.5 billion, or an 11.7% margin, driven by progress against our $3 billion-plus efficiencies plan, as well as the incremental investments we are making in the business across content and technology which are expected to drive both significant DTC revenue growth and overhead cost reductions in 2027 and beyond.

For the DTC segment, we expect to grow our profitability in 2026, driven by accelerating revenue growth as well as an ongoing benefit from the new accounting basis, even as we meaningfully bolster our streaming slate including UFC, South Park, and several hundred million of investment in incremental film and series for Paramount+ as we focus on building towards long-term success in streaming. In Filmed Entertainment, we expect to return to profitability on a full year basis in 2026.

We expect free cash flow conversion of approximately 5% before roughly $800 million of non-recurring transformation costs, as previously noted.

We intend to re-segment our financials starting with our Q1’26 results to reflect our business reorganization across DTC, TV Media, and Studios. This change will effectively house all production and IP in one place with Studios, including almost all licensing revenue, to give a clearer picture of the growth and value of our Studios business. The remaining TV Media segment will be comprised of our broadcasting and cable businesses. There will be no impact to reporting for our DTC segment.

Relentless focus on our North Star priorities will enable us to achieve our medium-term financial goals, which are:
•Transition the company to have sustainable topline growth driven by DTC leadership,
•with increasing margins and growing FCF conversion,
•while managing our balance sheet to quickly regain investment grade debt metrics.

We see a multi-year path ahead during which time we will make the necessary strategic changes and investments to reach our goals. Over the mid-term we see a clear opportunity to deliver sustainable topline growth and meaningfully close the gap between our profit margin and free cash flow conversion versus those of other leading media companies.

Capital Structure & Capital Allocation
Paramount Skydance ended the quarter with $3.3 billion in cash and cash equivalents and $13.6 billion in gross debt. As we make progress against our current transformation plan, we expect to achieve investment grade debt metrics by the end of 2027. We have $433 million in debt maturing over the next 12 months.

Our capital allocation priorities are to:
1.Invest organically for long-term profitable growth in our business
2.Consider M&A where it accelerates our path towards achieving our North Star and other financial goals
3.Manage our balance sheet to regain and then maintain investment grade credit metrics
4.Return excess cash to shareholders beyond our current dividend once we reach investment grade credit metrics
Closing
As we near the 100-day mark, we are energized by the progress we’ve made and the path ahead. By maintaining our relentless focus on our North Star priorities, we are building a foundation for multi-year growth as well as technology and cost transformation.

Looking ahead, over the medium term we see real opportunity to expand our topline, grow profitability, and strengthen free cash flow conversion – moving us closer to the performance of leading media companies and driving lasting value for our shareholders.

Today, we are more committed than ever to building a company that honors Paramount’s storied legacy while positioning us to lead and innovate for the future. Let’s go!

Sincerely,

David Ellison
Chairman & CEO
Paramount, a Skydance Corporation

Cautionary Note Concerning Forward-Looking Statements
This letter contains both historical and forward-looking statements, including statements related to our future financial results and performance, potential achievements, anticipated reporting segments and industry changes and developments. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect our current expectations concerning future results and events; generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases; and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: risks related to our streaming business; the adverse impact on our advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries, including cost increases; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to our decisions to make investments in new businesses, products, services and technologies, and the evolution of our business strategy; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of our content; damage to our reputation or brands; losses due to asset impairment charges for goodwill, intangible assets, FCC licenses and content; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; content infringement; domestic and global political, economic and regulatory factors affecting our businesses generally, including tariffs and other changes in trade policies; the inability to hire or retain key employees or secure creative talent; disruptions to our operations as a result of labor disputes; the risks and costs associated with the integration of, and our ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; volatility in the prices of our Class B Common Stock; potential conflicts of interest arising from our ownership structure with a controlling stockholder; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to Paramount Global’s most recent Annual Report on Form 10-K and their and our reports on Form 10-Q and Form 8-K. There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. The forward-looking statements included in this letter are made only as of the date hereof, and we do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Financial Statement Presentation
On August 7, 2025, Paramount Global and Skydance Media, LLC (“Skydance”) became subsidiaries of Paramount Skydance Corporation, pursuant to a transaction agreement entered into on July 7, 2024 (the transactions contemplated by the Transaction Agreement, the “Transactions”).
Our consolidated financial statements within our Form 10-Q for the third quarter of 2025 are presented in two distinct periods to indicate a new basis of accounting established for Paramount Global’s net assets upon the closing of the Transactions. The periods prior to August 7, 2025 include only Paramount Global and are identified as “Predecessor”, and the periods beginning on August 7, 2025 reflect Paramount Skydance Corporation and are identified as “Successor”. Due to the new accounting basis, the results of operations and cash flows are not comparable between the Successor and Predecessor periods.

The presentation within this letter, financial statements, and supplemental disclosures of non-GAAP financial measures also reflect the distinction between the Successor and Predecessor periods. In addition, in order to help investors view our results in a manner consistent with our management we are including the below supplemental presentation of pro forma revenue, which reflects the inclusion of Skydance revenues after the elimination of intercompany revenues from Paramount Global in each of the Predecessor periods and, for the third quarter of 2025, the combination of the Predecessor and Successor periods during the quarter.

Refer to Note 1 of our Form 10-Q for the third quarter of 2025 for additional details regarding the new accounting basis established following the Transactions.

Supplemental Pro Forma Revenues
(Unaudited; in millions)

Consolidated
Three Months Ended September 30, 2025 and 2024

	Successor	Predecessor		Supplemental Pro Forma Revenues (a)
	Period From August 7 - September 30,	Period From July 1 - August 6,	Three Months Ended September 30,	Three Months Ended September 30,		Pro forma Increase/(Decrease)
	2025	2025	2024	2025	2024	$	%
Revenues by Type:
Advertising	$1,280	$664	$2,174	$1,944	$2,174	$(230)	(11)%
Affiliate and subscription	2,027	1,400	3,215	3,427	3,215	212	7
Theatrical	39	73	108	112	108	4	4
Licensing and other	775	444	1,234	1,231	1,443	(212)	(15)
Total Revenues	$4,121	$2,581	$6,731	$6,714	$6,940	$(226)	(3)%
TV Media
Three Months Ended September 30, 2025 and 2024

	Successor	Predecessor		Supplemental Pro Forma Revenues (a)
	Period From August 7 - September 30,	Period From July 1 - August 6,	Three Months Ended September 30,	Three Months Ended September 30,		Pro forma Increase/(Decrease)
TV Media	2025	2025	2024	2025	2024	$	%
Advertising	$980	$485	$1,666	$1,465	$1,666	$(201)	(12)%
Affiliate and subscription	1,044	696	1,872	1,740	1,872	(132)	(7)
Licensing and other	344	247	760	591	760	(169)	(22)
Revenues	$2,368	$1,428	$4,298	$3,796	$4,298	$(502)	(12)%

Direct-to-Consumer
Three Months Ended September 30, 2025 and 2024

	Successor	Predecessor		Supplemental Pro Forma Revenues (a)
	Period From August 7 - September 30,	Period From July 1 - August 6,	Three Months Ended September 30,	Three Months Ended September 30,		Pro forma Increase/(Decrease)
Direct-to-Consumer	2025	2025	2024	2025	2024	$	%
Advertising	$300	$179	$507	$479	$507	$(28)	(6)%
Subscription	983	704	1,343	1,687	1,343	344	26
Licensing	1	—	10	1	10	(9)	(90)
Revenues	$1,284	$883	$1,860	$2,167	$1,860	$307	17%
Filmed Entertainment
Three Months Ended September 30, 2025 and 2024

	Successor	Predecessor		Supplemental Pro Forma Revenues (a)
	Period From August 7 - September 30,	Period From July 1 - August 6,	Three Months Ended September 30,	Three Months Ended September 30,		Pro forma Increase/(Decrease)
Filmed Entertainment	2025	2025	2024	2025	2024	$	%
Theatrical	$39	$73	$108	$112	$108	$4	4%
Licensing and other	440	202	480	654	689	(35)	(5)
Advertising	1	1	2	2	2	—	—
Revenues	$480	$276	$590	$768	$799	$(31)	(4)%
(a) Supplemental pro forma revenues reflect the inclusion of Skydance revenues after the elimination of intercompany revenues from Paramount Global in the Predecessor periods and, for the third quarter of 2025, the combination of the pro forma Predecessor and Successor revenues during the quarter. The Skydance revenue adjustments are included within pro forma licensing and other revenues and total pro forma revenues in the Consolidated and Filmed Entertainment tables above. The amount of the adjustment for the third quarter of 2025 was $12 million, which reflects Skydance’s revenues for the period prior to the close of the Transactions and the adjustment for the third quarter of 2024 was $209 million.

PARAMOUNT SKYDANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Successor	Predecessor		Successor	Predecessor
	Period From August 7 - September 30,	Period From July 1 - August 6,	Three Months Ended September 30,	Period From August 7 - September 30,	Period From January 1 - August 6,	Nine Months Ended September 30,
	2025	2025	2024	2025	2025	2024
Revenues	$4,121	$2,581	$6,731	$4,121	$16,622	$21,229
Costs and expenses:
Operating	2,641	1,702	4,342	2,641	11,287	13,745
Programming charges	—	—	—	—	—	1,118
Selling, general and administrative	825	582	1,531	825	3,526	4,772
Depreciation and amortization	226	29	96	226	204	297
Impairment charges	—	—	104	—	157	6,100
Restructuring and transaction-related items	185	188	321	185	454	595
Total costs and expenses	3,877	2,501	6,394	3,877	15,628	26,627
Gain on dispositions	—	—	—	—	35	—
Operating income (loss)	244	80	337	244	1,029	(5,398)
Interest expense	(138)	(85)	(209)	(138)	(516)	(645)
Interest income	24	13	31	24	83	111
Loss from investment	—	—	—	—	—	(4)
Other items, net	(8)	(16)	(39)	(8)	(92)	(126)
Earnings (loss) from continuing operations before income taxes and equity in loss of investee companies	122	(8)	120	122	504	(6,062)
(Provision for) benefit from income taxes	(85)	229	(45)	(85)	79	342
Equity in loss of investee companies, net of tax	(33)	(31)	(59)	(33)	(171)	(221)
Net earnings (loss) from continuing operations	4	190	16	4	412	(5,941)
Net earnings from discontinued operations, net of tax	—	—	5	—	—	14
Net earnings (loss) (Parent and noncontrolling interests)	4	190	21	4	412	(5,927)
Net earnings attributable to noncontrolling interests	(17)	(434)	(20)	(17)	(447)	(39)
Net earnings (loss) attributable to Parent	$(13)	$(244)	$1	$(13)	$(35)	$(5,966)

Amounts attributable to Parent:
Net loss from continuing operations	$(13)	$(244)	$(4)	$(13)	$(35)	$(5,980)
Net earnings from discontinued operations, net of tax	—	—	5	—	—	14
Net earnings (loss) attributable to Parent	$(13)	$(244)	$1	$(13)	$(35)	$(5,966)

Basic net earnings (loss) per common share attributable to Parent:
Net loss from continuing operations	$(.01)	$(.36)	$(.01)	$(.01)	$(.05)	$(9.04)
Net earnings from discontinued operations	$—	$—	$.01	$—	$—	$.02
Net loss	$(.01)	$(.36)	$—	$(.01)	$(.05)	$(9.02)

Diluted net earnings (loss) per common share attributable to Parent:
Net loss from continuing operations	$(.01)	$(.36)	$(.01)	$(.01)	$(.05)	$(9.04)
Net earnings from discontinued operations	$—	$—	$.01	$—	$—	$.02
Net loss	$(.01)	$(.36)	$—	$(.01)	$(.05)	$(9.02)

Weighted average number of common shares outstanding:
Basic	1,098	675	667	1,098	674	663
Diluted	1,098	675	670	1,098	674	663

PARAMOUNT SKYDANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except per share amounts)

	Successor	Predecessor
	At	At
	September 30, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$3,263	$2,661
Receivables, net	6,302	6,920
Programming and other inventory	1,776	1,429
Prepaid expenses and other current assets	1,861	1,532
Total current assets	13,202	12,542
Property and equipment, net	2,170	1,566
Programming and other inventory	15,449	13,924
Goodwill	984	10,508
Intangible assets, net	6,566	2,406
Operating lease assets	1,026	1,012
Deferred income tax assets, net	1,200	1,386
Other assets	2,584	2,828
Total Assets	$43,181	$46,172
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$689	$953
Accrued expenses	1,817	2,199
Participants’ share and royalties payable	2,497	2,574
Accrued programming and production costs	1,829	1,720
Deferred revenues	1,615	825
Debt	347	—
Other current liabilities	1,090	1,360
Total current liabilities	9,884	9,631
Long-term debt	13,286	14,501
Participants’ share and royalties payable	1,271	1,310
Pension and postretirement benefit obligations	1,289	1,226
Deferred income tax liabilities, net	221	34
Operating lease liabilities	1,100	1,048
Programming obligations	515	260
Other liabilities	2,344	1,380

Commitments and contingencies

Parent stockholders’ equity:
Class A Common Stock, par value $.001 per share; 55 shares authorized; 32 (2025) and 41 (2024) shares issued	—	—
Class B Common Stock, par value $.001 per share; 5,500 (2025) and 5,000 (2024) shares authorized; 1,066 (2025) and 1,133 (2024) shares issued	1	1
Additional paid-in capital	13,159	33,394
Treasury stock, at cost; — (2025) and 503 (2024) shares of Class B Common Stock	—	(22,958)
Retained earnings (accumulated deficit)	(1,180)	7,487
Accumulated other comprehensive income (loss)	25	(1,604)
Total Parent stockholders’ equity	12,005	16,320
Noncontrolling interests	1,266	462
Total Equity	13,271	16,782
Total Liabilities and Equity	$43,181	$46,172

PARAMOUNT SKYDANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Successor	Predecessor
	Period From August 7 - September 30,	Period From January 1 - August 6,	Nine Months Ended September 30,
	2025	2025	2024
Operating Activities:
Net earnings (loss) (Parent and noncontrolling interests)	$4	$412	$(5,927)
Less: Net earnings from discontinued operations, net of tax	—	—	14
Net earnings (loss) from continuing operations	4	412	(5,941)
Adjustments to reconcile net earnings (loss) from continuing operations to net cash flow provided by operating activities:
Programming charges	—	—	1,118
Depreciation and amortization	226	204	297
Impairment charges	—	157	6,100
Deferred tax (benefit) provision	27	(401)	(622)
Stock-based compensation	59	113	175
Gain on dispositions	—	(35)	—
Loss from investment	—	—	4
Equity in loss of investee companies, net of tax and distributions	33	179	228
Change in assets and liabilities	(81)	(465)	(775)
Net cash flow provided by operating activities	268	164	584
Investing Activities:
Investments	(1)	(205)	(248)
Capital expenditures	(46)	(134)	(151)
Proceeds from dispositions	5	66	37
Other investing activities	—	(3)	(3)
Net cash flow used for investing activities from continuing operations	(42)	(276)	(365)
Net cash flow provided by investing activities from discontinued operations	—	—	48
Net cash flow used for investing activities	(42)	(276)	(317)
Financing Activities:
Repayment of Skydance credit facility	(720)	—	—
Dividends paid on preferred stock	—	—	(29)
Dividends paid on common stock	(33)	(101)	(102)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(63)	(26)	(21)
Payments to noncontrolling interests	(2)	(32)	(120)
Other financing activities	(3)	—	(26)
Net cash flow used for financing activities	(821)	(159)	(298)
Effect of exchange rate changes on cash and cash equivalents	7	70	14
Net decrease in cash and cash equivalents	(588)	(201)	(17)
Cash and cash equivalents at beginning of period	3,851	2,661	2,460
Cash and cash equivalents at end of period	$3,263	$2,460	$2,443

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited; in millions, except per share amounts)
Adjusted operating income before depreciation and amortization (“Adjusted OIBDA”), adjusted earnings from continuing operations before income taxes, adjusted provision for income taxes, adjusted net earnings from continuing operations attributable to Parent, adjusted diluted EPS from continuing operations, and adjusted effective income tax rate, which are measures of performance not calculated in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”) (together, the “adjusted measures”), exclude certain items identified as affecting comparability that are not part of our normal operations, including impairment charges, restructuring charges, transaction-related items, programming charges, gain on dispositions, loss from investment, and discrete tax items, each where applicable. Programming charges consist only of charges related to major strategic changes, which are further described under Programming Charges, and do not include impairment charges that occur as part of our normal operations, which are recorded within “Operating expenses” on the Consolidated Statements of Operations, and are not excluded in our adjusted measures.

We use these measures to, among other things, evaluate our operating performance. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of our operational strength and business performance. In addition, we use Adjusted OIBDA to, among other things, value prospective acquisitions. We believe these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management; and because they exclude items that are not representative of our normal, recurring operations, they provide a clearer perspective on our underlying performance; and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

Because the adjusted measures are measures of performance not calculated in accordance with U.S. GAAP, they should not be considered in isolation of, or as a substitute for, operating income (loss), earnings (loss) from continuing operations before income taxes, (provision for) benefit from income taxes, net earnings (loss) from continuing operations attributable to Parent, diluted EPS from continuing operations, and effective income tax rate, as applicable, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies.

We are not able to reconcile forward-looking non-GAAP financial measures because we are unable without unreasonable efforts to accurately estimate the individual adjustments for such reconciliations, as applicable, or to quantify the probable significance of these items at this time.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions, except per share amounts)

The following tables reconcile the adjusted measures to their most directly comparable financial measures in accordance with U.S. GAAP. The tax impacts on the items identified as affecting comparability in the tables below have been calculated using the tax rate applicable to each item.

Three Months Ended September 30, 2025 and 2024

	Successor	Predecessor
	Period From August 7 - September 30,	Period From July 1 - August 6,	Three Months Ended September 30,
	2025	2025	2024
Operating income (GAAP)	$244	$80	$337
Depreciation and amortization	226	29	96
Impairment charges (a)	—	—	104
Restructuring charges (a)	185	13	288
Transaction-related items (a)	—	175	33
Adjusted OIBDA (Non-GAAP)	$655	$297	$858
Nine Months Ended September 30, 2025 and 2024

	Successor	Predecessor
	Period From August 7 - September 30,	Period From January 1 - August 6,	Nine Months Ended September 30,
	2025	2025	2024
Operating income (loss) (GAAP)	244	$1,029	$(5,398)
Depreciation and amortization	226	204	297
Programming charges (a)	—	—	1,118
Impairment charges (a)	—	157	6,100
Restructuring charges (a)	185	255	544
Transaction-related items (a)	—	199	51
Gain on dispositions (a)	—	(35)	—
Adjusted OIBDA (Non-GAAP)	$655	$1,809	$2,712
(a) See notes on the following tables for additional information on items affecting comparability.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions, except per share amounts)
The table below sets forth our Adjusted OIBDA by reportable segment and a reconciliation of total Adjusted OIBDA to Operating Income (Loss), the most directly comparable financial measure in accordance with U.S. GAAP. We present Adjusted OIBDA as the primary measure of profit and loss for our operating segments in accordance with Financial Accounting Standards Board (FASB) guidance for segment reporting. Adjusted OIBDA is the primary method used by our management for planning and forecasting of future periods, evaluating the operating performance of our segments, and making decisions about resource allocation. Stock-based compensation is excluded from our segment measure of profit and loss because it is set and approved by our Board of Directors in consultation with corporate executive management.
Three Months Ended September 30, 2025 and 2024

	Successor	Predecessor
	Period From August 7 - September 30,	Period From July 1 - August 6,	Three Months Ended September 30,
	2025	2025	2024
Adjusted OIBDA:
TV Media	$540	$282	$936
Direct-to-Consumer	235	105	49
Filmed Entertainment	(13)	(36)	3
Corporate/Eliminations	(78)	(38)	(84)
Stock-based compensation (a)	(29)	(16)	(46)
Total Adjusted OIBDA	655	297	858
Depreciation and amortization	(226)	(29)	(96)
Impairment charges	—	—	(104)
Restructuring and transaction-related items (a)	(185)	(188)	(321)
Total Operating Income	$244	$80	$337
(a) For the Successor and Predecessor periods in 2025, stock-based compensation expense of $30 million and $10 million, respectively, is included in “Restructuring and transaction-related items.” For the Predecessor period in 2024, stock-based compensation expense of $20 million is included in “Restructuring and transaction-related items.”

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions, except per share amounts)

Nine Months Ended September 30, 2025 and 2024

	Successor	Predecessor
	Period From August 7 - September 30,	Period From January 1 - August 6,	Nine Months Ended September 30,
	2025	2025	2024
Adjusted OIBDA:
TV Media	$540	$2,067	$3,399
Direct-to-Consumer	235	153	(211)
Filmed Entertainment	(13)	(100)	(54)
Corporate/Eliminations	(78)	(212)	(281)
Stock-based compensation (a)	(29)	(99)	(141)
Total Adjusted OIBDA	655	1,809	2,712
Depreciation and amortization	(226)	(204)	(297)
Programming charges	—	—	(1,118)
Impairment charges	—	(157)	(6,100)
Restructuring and transaction-related items (a)	(185)	(454)	(595)
Gain on dispositions	—	35	—
Total Operating Income (Loss)	$244	$1,029	$(5,398)
(a) For the Successor and Predecessor periods in 2025, stock-based compensation expense of $30 million and $14 million, respectively, is included in “Restructuring and transaction-related items.” For the Predecessor period in 2024, stock-based compensation expense of $34 million is included in “Restructuring and transaction-related items.”

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited; in millions, except per share amounts)
Three Months Ended September 30, 2025

	Successor
	Period From August 7 - September 30, 2025
	Earnings from Continuing Operations Before Income Taxes	Benefit from (Provision for) Income Taxes		Net Earnings from Continuing Operations Attributable to Parent	Diluted EPS from Continuing Operations
Reported (GAAP)	$122	$(85)	(d)	$(13)	$(.01)
Items affecting comparability:
Restructuring charges (a)	185	(30)		155	.13
Discrete tax items	—	(4)		(4)	—
Adjusted (Non-GAAP)	$307	$(119)	(d)	$138	$.12

	Predecessor
	Period From July 1 - August 6, 2025
	Earnings (loss) from Continuing Operations Before Income Taxes	Benefit from (Provision for) Income Taxes		Net Loss from Continuing Operations Attributable to Parent	Diluted EPS from Continuing Operations
Reported (GAAP)	$(8)	$229	(e)	$(244)	$(.36)
Items affecting comparability:
Restructuring charges (a)	13	(3)		10	.02
Transaction-related items (b)	175	(30)		145	.21
Discrete tax items (c)	—	(73)		(73)	(.11)
Adjusted (Non-GAAP)	$180	$123	(e)	$(162)	$(.24)
(a) Restructuring charges during the Successor period were comprised of severance costs, principally associated with actions following the Transactions, including costs related to a plan under which severance payments are being provided to certain eligible employees who voluntarily elected to participate.
(b) Reflects banking, legal, advisory, and other professional fees relating to the Transactions, and transaction awards that became payable to eligible employees upon closing of the Transactions.
(c) Reflects the reversal of the valuation allowance on our interest limitation carryforward deferred tax asset, partially offset by a the establishment of reserve for uncertain tax positions.
(d) The reported effective income tax rate for the period from August 7 - September 30, 2025 was 69.7%, primarily reflecting the timing of foreign inclusions and foreign-derived intangible income deductions between the Successor and Predecessor periods. The adjusted effective income tax rate, which is calculated as the adjusted provision for income taxes of $119 million divided by adjusted earnings from continuing operations before income taxes of $307 million, was 38.8%. These adjusted measures exclude the items affecting comparability detailed above.
(e) For the period from July 1 - August 6, 2025, we recorded a tax benefit of $229 million, primarily reflecting the reversal of valuation allowances on deferred tax assets related to interest deduction limitations as a result of recent U.S. tax legislation. The reported benefit, as well as the adjusted income tax benefit of $123 million, also reflect the tax impact of earnings attributable to noncontrolling interests, the timing of foreign inclusions between the Successor and Predecessor periods, and the tax benefit on the foreign-derived intangible income deduction. The adjusted benefit from income taxes excludes the tax impacts from the items affecting comparability detailed in the table above.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited; in millions, except per share amounts)

Three Months Ended September 30, 2024

	Predecessor
	Three Months Ended September 30, 2024
	Earnings from Continuing Operations Before Income Taxes	Benefit from (Provision for) Income Taxes		Net Earnings (Loss) from Continuing Operations Attributable to Parent	Diluted EPS from Continuing Operations
Reported (GAAP)	$120	$(45)	(d)	$(4)	$(.01)
Items affecting comparability:
Impairment charges (a)	104	(26)		78	.12
Restructuring charges (b)	288	(66)		222	.33
Transaction-related costs (c)	33	—		33	.05
Discrete tax items	—	(2)		(2)	—
Adjusted (Non-GAAP)	$545	$(139)	(d)	$327	$.49
(a) Reflects a charge to reduce the carrying values of FCC licenses in certain markets to their estimated fair values.
(b) Reflects severance charges associated with strategic changes in our global workforce.
(c) Reflects legal and advisory fees relating to the Transactions.
(d) The reported effective income tax rate for the three months ended September 30, 2024 was 37.5% and the adjusted effective income tax rate, which is calculated as the adjusted provision for income taxes of $139 million divided by adjusted earnings from continuing operations before income taxes of $545 million, was 25.5%. These adjusted measures exclude the items affecting comparability detailed above.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited; in millions, except per share amounts)

Nine Months Ended September 30, 2025

	Successor
	Period From August 7 - September 30, 2025
	Earnings from Continuing Operations Before Income Taxes	Benefit from (Provision for) Income Taxes		Net Earnings from Continuing Operations Attributable to Parent	Diluted EPS from Continuing Operations
Reported (GAAP)	$122	$(85)	(e)	$(13)	$(.01)
Items affecting comparability:
Restructuring charges (a)	185	(30)		155	.13
Discrete tax items	—	(4)		(4)	—
Adjusted (Non-GAAP)	$307	$(119)	(e)	$138	$.12

	Predecessor
	Period From January 1 - August 6, 2025
	Earnings from Continuing Operations Before Income Taxes	Benefit from (Provision for) Income Taxes		Net Earnings (Loss) from Continuing Operations Attributable to Parent	Diluted EPS from Continuing Operations
Reported (GAAP)	$504	$79	(f)	$(35)	$(.05)
Items affecting comparability:
Impairment charges (b)	157	(39)		118	.17
Restructuring charges (a)	255	(61)		194	.29
Transaction-related items (c)	199	(31)		168	.25
Gain on dispositions (d)	(35)	2		(33)	(.05)
Discrete tax items	—	(64)		(64)	(.10)
Adjusted (Non-GAAP)	$1,080	$(114)	(f)	$348	$.51
(a) Both periods reflect severance charges and also included in the period from January 1 - August 6, 2025 are charges for the impairment of lease assets.
(b) Reflects a charge to reduce the carrying values of FCC licenses in certain markets to their estimated fair values.
(c) Reflects banking, legal, advisory, and other professional fees relating to the Transactions, and transaction awards that became payable to eligible employees upon closing of the Transactions.
(d) Principally reflects a gain associated with the disposition of a noncore business.
(e) Refer to the table above for a discussion of the reported and adjusted tax rates for the period from August 7 - September 30, 2025.
(f) The reported effective income tax rate for the period from January 1 - August 6, 2025 was 15.7%, which primarily reflects the reversal of valuation allowances on deferred tax assets related to interest deduction limitations as a result of recent U.S. tax legislation. The reported effective income tax rate also reflects the tax impact of earnings attributable to noncontrolling interests, the timing of foreign inclusions between the Successor and Predecessor periods, and the tax benefit on the foreign-derived intangible income deduction. The adjusted provision for income taxes of $114 million divided by adjusted earnings from continuing operations before income taxes of $1.08 billion, was 10.6%. These adjusted measures exclude the items affecting comparability detailed above.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited; in millions, except per share amounts)

Nine Months Ended September 30, 2024

	Predecessor
	Nine Months Ended September 30, 2024
	Earnings (Loss) from Continuing Operations Before Income Taxes	Benefit from (Provision for) Income Taxes		Net Earnings (Loss) from Continuing Operations Attributable to Parent	Diluted EPS from Continuing Operations
Reported (GAAP)	$(6,062)	$342	(f)	$(5,980)	$(9.04)	(g)
Items affecting comparability:
Programming charges (a)	1,118	(275)		843	1.27
Impairment charges (b)	6,100	(375)		5,725	8.61
Restructuring charges (c)	544	(118)		426	.64
Transaction-related items (d)	51	(3)		48	.07
Loss from investment	4	(1)		3	—
Discrete tax items (e)	—	47		47	.07
Impact of antidilution	—	—		—	.03
Adjusted (Non-GAAP)	$1,755	$(383)	(f)	$1,112	$1.65	(g)
(a) Reflects programming charges associated with major changes in content strategy that resulted in the removal of significant levels of content from our platforms, abandonment of development projects and termination of certain programming agreements.
(b) Reflects a goodwill impairment charge for our Cable Networks reporting unit of $5.98 billion, as well as charges totaling $119 million to reduce the carrying values of FCC licenses to their estimated fair values.
(c) Consists of severance costs associated with strategic changes in our global workforce and the exit of Paramount Global’s former CEO, and the impairment of lease assets.
(d) Reflects legal and advisory fees relating to the Transactions.
(e) Primarily attributable to the establishment of a valuation allowance on a deferred tax asset that was not expected to be realized because of a reduction in our deferred tax liabilities caused by the goodwill impairment charge in the second quarter of 2024. This impact was partially offset by amounts realized in connection with the filing of our tax returns in certain international jurisdictions.
(f) The reported effective income tax rate for the nine months ended September 30, 2024 was 5.6% and the adjusted effective income tax rate, which is calculated as the adjusted provision for income taxes of $383 million divided by adjusted earnings from continuing operations before income taxes of $1.76 billion, was 21.8%. These adjusted measures exclude the items affecting comparability detailed above.
(g) For the nine months ended September 30, 2024, the weighted average number of common shares outstanding used in the calculation of reported diluted EPS from continuing operations is 663 million and in the calculation of adjusted diluted EPS from continuing operations is 665 million. The dilutive impact was excluded in the calculation of reported diluted EPS from continuing operations because it would have been antidilutive since we reported a net loss from continuing operations.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited; in millions)

Free Cash Flow
Free cash flow is a non-GAAP financial measure. Free cash flow reflects our net cash flow provided by (used for) operating activities less capital expenditures. We deduct capital expenditures when we calculate free cash flow because investment in capital expenditures is a use of cash that is directly related to our operations. Our net cash flow provided by (used for) operating activities is the most directly comparable U.S. GAAP financial measure.

Management believes free cash flow provides investors with an important perspective on the cash available to us to service debt, pay dividends, make strategic acquisitions and investments, maintain our capital assets, satisfy our tax obligations, and fund ongoing operations and working capital needs. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management. Free cash flow is one of the quantitative performance metrics used in determining our annual incentive compensation awards. In addition, free cash flow is a primary measure used externally by our investors, analysts and industry peers for purposes of valuation and comparison of our operating performance to other companies in our industry.

As free cash flow is not a measure calculated in accordance with U.S. GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by (used for) operating activities as a measure of liquidity or net earnings (loss) as a measure of operating performance. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

The following table presents a reconciliation of our net cash flow provided by (used for) operating activities to free cash flow.

	Successor	Predecessor		Successor	Predecessor
	Period From August 7 - September 30,	Period From July 1 - August 6,	Three Months Ended September 30,	Period From August 7 - September 30,	Period From January 1 - August 6,	Nine Months Ended September 30,
	2025	2025	2024	2025	2025	2024
Net cash flow provided by (used for) operating activities	$268	$(175)	$265	$268	$164	$584
Capital expenditures	(46)	(32)	(51)	(46)	(134)	(151)
Free cash flow (Non GAAP)	$222	$(207)	$214	$222	$30	$433